Columbia Funds Series Trust I -
Semi-annual N-SAR report for the period ending 01/31/10

CMG Ultra Short Term Bond Fund
 (the "Fund")


Item 77D/77Q1(b) Policies with Respect to Securities Investments:

On November 20, 2009, a Form Type 485(b), Accession No.
0001193125-09-239281, which included a revised prospectus and a revised Statement of Additional Information (SAI) with respect to the Fund was filed with the SEC.

The revised prospectuses included, among other things, a revision to the Principal Investment Strategies which provided additional clarification as to the type of debt securities the Fund would principally invest in under normal circumstances. Accordingly, the following sentences were added within the first paragraph of the Principal Investment Strategies section:

Debt securities may be issued by governments, companies or special purpose entities and may include notes, bonds, debentures and commercial paper. Debt securities may also include bank loans as well as assignments, participations and other interests in bank loans.


Item 77E - Legal Proceedings:

Columbia Atlantic Funds

As of March 2010

CMG Ultra Short Term Bond Fund is not named as a party to any of the regulatory proceedings or litigation described below. Columbia Management Advisors, LLC and Columbia Management Distributors,
Inc. (collectively, the "Columbia Group") are subject to a settlement agreement with the New York Attorney General ("NYAG") (the "NYAG Settlement") and a settlement order with the Securities and Exchange Commission ("SEC") (the "SEC Order") on matters relating to mutual fund trading, each dated February 9, 2005.
Under the terms of the SEC Order, the Columbia Group (or predecessor entities) agreed, among other things, to: pay disgorgement and civil money penalties collectively totaling
$140 million; cease and desist from violations of the antifraud provisions and certain other provisions of the federal securities laws; maintain certain compliance and ethics oversight structures; and retain an independent consultant to review the Columbia Group's applicable supervisory, compliance, control and other policies and procedures. The NYAG Settlement, among other things, requires Columbia Management Advisors, LLC and its affiliates to make certain disclosures to investors relating to expenses. In connection with the Columbia Group providing services to the Columbia Funds, the Columbia Funds have voluntarily undertaken to implement certain governance measures designed to maintain the independence of their boards of trustees and certain special consulting and compliance measures.

Pursuant to the SEC Order and related procedures, the $140 million in settlement amounts described above has been substantially distributed in accordance with a distribution plan that was developed by an independent distribution consultant and approved by the SEC on April 6, 2007.

In connection with the events described above, various parties have filed suit against certain funds, the Trustees of the Columbia Funds, FleetBoston Financial Corporation and its affiliated entities and/or Bank of America and its affiliated entities.

On February 20, 2004, the Judicial Panel on Multidistrict
Litigation transferred these cases and cases against other mutual fund companies based on similar allegations to the United
States District Court in Maryland for consolidated or coordinated pretrial proceedings (the ''MDL''). Subsequently, additional related cases were transferred to the MDL.

On September 29, 2004, the plaintiffs in the MDL filed amended and consolidated complaints. One of these amended complaints is a putative class action that includes claims under the federal securities laws and state common law, and that names Columbia Management Advisors, Inc. (which has since merged into Banc of America Capital Management, LLC (now named Columbia Management Advisors, LLC)) ("Columbia"), Columbia Funds Distributor, Inc. (now named Columbia Management Distributors, Inc.) (the "Distributor"), the Trustees of the Columbia Funds, Bank of America Corporation and others as defendants. Another of the amended complaints is a derivative action purportedly on behalf of the Columbia Funds that asserts claims under federal securities laws and state common law.

On February 25, 2005, Columbia and other defendants filed motions to dismiss the claims in the pending cases. On March 1, 2006, for reasons stated in the court's memoranda dated November 3, 2005, the United States District Court for the District of
Maryland granted in part and denied in part the defendants' motions to dismiss. The court dismissed all of the class action claims pending against the Columbia Funds Trusts. As to Columbia and the Distributor, the claims under the Securities Act of 1933, the claims under Sections 34(b) and 36(a) of the Investment Company Act of 1940 ("ICA") and the state law claims were dismissed. The claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and claims under Section 36(b) of the ICA were not dismissed.

On March 21, 2005, a purported class action was filed in Massachusetts state court alleging that certain conduct, including market timing, entitled Class B shareholders in certain Columbia Funds to an exemption from contingent deferred sales charges upon early redemption (the "CDSC Lawsuit"). The CDSC Lawsuit was removed to federal court in Massachusetts and transferred to the MDL.

On September 14, 2007, the plaintiffs and the Columbia defendants named in the MDL, including the Columbia Funds, entered into a stipulation of settlement with respect to all Columbia-related claims in the MDL described above, including the CDSC Lawsuit. The settlement is subject to court approval.


Item 77I/77Q1(d) - Terms of new or amended securities:

The Third Amended and Restated Plan pursuant to Rule 18f-3(d) for the Fund, dated November 20, 2009, is incorporated by reference to Post-Effective Amendment No. 95 to the Registration Statement of the Registrant on Form Type 485(b) filed on November 20, 2009, Accession No. 0001193125-09-239281.


Item 77I/77Q1(e) - Terms of new or amended investment advisory agreement:

The Investment Advisory Contract for the Fund, dated November 23,
2009, is incorporated by reference to Post-Effective Amendment No. 96 to the Registration Statement of the Registrant on Form Type
485(a) filed on December 2, 2009, Accession No. 0001193125-09-245851.

Item 77M - Mergers:
On November 23, 2009, CMG Ultra Short Term Bond Fund, a series of Columbia Funds Institutional Trust, reorganized into CMG Ultra Short Term Bond Fund, a newly formed series of Columbia Funds Series Trust
I. The Boards of Trustees approved the reorganization at a meeting held on October 27-28, 2009.